                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              USAir Group, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              USAir Group, Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- - --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              USAir Group, Inc.
                             2345 Crystal Drive
                          Arlington, Virginia 22227

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 27, 1994
                              ARLINGTON, VIRGINIA

                               ----------------

                                                                   June 15, 1994

To the Stockholders of
 USAir Group, Inc.

  The 1994 annual meeting of stockholders of USAir Group, Inc. (the "Company") will be held at Loews Pentagon City Cinema Theater 2, Fashion Center Shopping Mall, 1100 South Hayes Street, Arlington, Virginia, on July 27, 1994 at 9:30 a.m. local time, to consider and act on the following matters:

    1. The election of 16 directors to hold office for one year or until their successors are elected and qualified (Item No. 1).

    2. Ratification of the selection of auditors of the Company for fiscal year 1994 (Item No. 2).

    3. Reversion of certain shares of common stock of the Company which are authorized and reserved for issuance under certain employee benefit plans to authorized, unissued and unreserved common stock (Item No. 3).

    4. Consideration of three stockholder proposals as described in the accompanying Proxy Statement (Item Nos. 4, 5 and 6).

    5. The transaction of such other business as may properly come before the meeting.

  Eligible stockholders of record at the close of business on May 31, 1994 will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting may be examined at the executive offices of the Company at 2345 Crystal Drive, Arlington, Virginia.

                                          By Order of the Board of Directors

                                                James T. Lloyd
                                                  Secretary

  IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               USAIR GROUP, INC.
                               2345 CRYSTAL DRIVE
                           ARLINGTON, VIRGINIA 22227

                               ----------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 27, 1994

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of USAir Group, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders in Arlington, Virginia on July 27, 1994. Enclosed with this Proxy Statement is notice of the meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 2345 Crystal Drive, Arlington, Virginia 22227, on or before the business day prior to the meeting or at the meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is June 15, 1994.

  Shares of the Company's common stock, par value $1.00 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the shares will be voted in accordance with the recommendations of the Board of Directors.

  Eligible stockholders of record at the close of business on May 31, 1994 (other than holders of the Series B Preferred Stock (as defined below)) are entitled to vote at the meeting. On May 31, 1994 the Company had outstanding (exclusive of treasury stock) 59,682,312 shares of Common Stock, 358,000 shares of Series A Cumulative Convertible Preferred Stock, without par value ("Series A Preferred Stock"), 30,000 shares of Series F Cumulative Convertible Senior Preferred Stock, without par value ("Series F Preferred Stock"), 152.1 shares of Series T-1 Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series T-1 Preferred Stock") and 9,919.8 shares of Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series T-2 Preferred Stock," and together with the Series T-1 Preferred Stock, "Series T Preferred Stock"). Except for treasury stock, each share of Common Stock is entitled to one vote, each share of Series A Preferred Stock is entitled to 25.8099 votes, each share of Series F Preferred Stock is entitled to 515.2886 votes per share, each share of Series T-1 Preferred Stock is entitled to 487.8049 votes per share and each share of Series T-2 Preferred Stock is entitled to 378.7879 votes per share. From time to time, the voting power of the Series F Preferred Stock and Series T Preferred Stock may be limited by then applicable U.S. statutory and U.S. Department of Transportation (the "DOT") regulatory foreign ownership restrictions ("Foreign Ownership Restrictions") the breach of which could result in the loss of any operating certificate or authority of the Company or certain of its subsidiaries. As of the date hereof, the

Company does not believe that Foreign Ownership Restrictions limited the voting power of the Series F Preferred Stock and the Series T Preferred Stock and the Company expects that the shares of these series of preferred stock will be entitled to their full voting power at the annual meeting.

REQUIRED VOTES

  The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting together as a single class, will elect candidates for director (Item No. 1 on your proxy). Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The vote of the holders of at least a majority of the shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class, is required
(i) to ratify the Board of Directors' appointment of KPMG Peat Marwick as the Company's independent public accountants for 1994 (Item No. 2), (ii) to approve the Company's proposal concerning reversion of certain reserved shares of Common Stock to the status of authorized, unissued and unreserved Common Stock (Item No. 3), and (iii) to approve each of the stockholder proposals (Items Nos. 4, 5 and 6). Therefore, abstentions as to these particular proposals will have the same effect as votes against such proposals. Broker non-votes as to these particular proposals, however, will be deemed shares of stock not entitled to vote on such proposals, will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

                         BENEFICIAL SECURITY OWNERSHIP

  The following information pertains to Common Stock, Series A Preferred Stock, Series F Preferred Stock, Series T Preferred Stock and Depositary Shares ("Depositary Shares"), each representing 1/100 of a share of the Company's $437.50 Series B Cumulative Convertible Preferred Stock, without par value ("Series B Preferred Stock"), beneficially owned by all directors and executive officers of the Company as of March 31, 1994. Unless indicated otherwise, the information refers to ownership of Common Stock. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner). (Mr. Simmons resigned from the Board of Directors on May 25, 1994.)

                                                NUMBER OF                     PERCENT OF
       OWNER                                    SHARES(1)                      CLASS(2)
       -----                                    ---------                     ----------
DIRECTORS
 Warren E. Buffett............................        --(3)                      (3)
 Edwin I. Colodny.............................   136,512(4)
 Mathias J. DeVito............................       700
 George J. W. Goodman.........................       200 Depositary Shares(5)
 John W. Harris...............................       400
 Edward A. Horrigan, Jr.......................       500
 Robert LeBuhn................................     8,000
 Sir Colin Marshall...........................        --(6)                      (6)
 Roger P. Maynard.............................        --(6)                      (6)
 John G. Medlin, Jr...........................     2,000
 Hanne M. Merriman............................     1,500

                                                 NUMBER OF     PERCENT OF
       OWNER                                     SHARES(1)      CLASS(2)
       -----                                     ---------     ----------
 Charles T. Munger............................          --(3)     (3)
 Frank L. Salizzoni...........................     167,800(7)
 Seth E. Schofield............................     421,789(8)
 Richard P. Simmons...........................       5,000
 Raymond W. Smith.............................         500
 Derek M. Stevens.............................          --(6)     (6)

EXECUTIVE OFFICERS

 Seth E. Schofield............................   See listing under
                                                 "Directors" above
 W. Thomas Lagow..............................      63,211(9)

 Frank L. Salizzoni...........................   See listing under
                                                 "Directors" above
 James T. Lloyd...............................     191,492(10)
 Michael R. Schwab............................     186,492(11)
26 directors and executive officers of the
Company as a group............................   1,451,232(12)    2.4%

- - --------
 (1) The persons listed also own a number of Preferred Share Purchase Rights (the "Rights") equal to their Common Stock holdings, or, in the case of the Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, Common Stock receivable upon conversion. In addition, such Rights are issuable on a one-for-one basis with respect to shares of Common Stock receivable upon exercise of stock options or conversion of Depositary Shares.
 (2) Percentages are shown only where they exceed one percent of the number of shares outstanding and, in the case of Common Stock holdings, are based on shares of Common Stock outstanding (exclusive of treasury stock) on March 31, 1994.
 (3) Various affiliates of Berkshire Hathaway Inc. ("Berkshire") are recordholders of 358,000 or 100% of the outstanding shares of Series A Preferred Stock. Messrs. Buffett and Munger are Chairman and Chief Executive Officer and Vice Chairman, respectively, of Berkshire and may be deemed to control that company. Messrs. Buffett and Munger each disclaims beneficial ownership of Series A Preferred Stock. See the following table for information concerning the voting power of Series A Preferred Stock.
 (4) The listing of Mr. Colodny's holding includes 67,000 shares of Common Stock issuable within 60 days of March 31, 1994 upon exercise of stock options.
 (5) Mr. Goodman's holding of Depositary Shares is convertible into 498 shares of Common Stock.
 (6) A wholly-owned subsidiary of British Airways Plc ("BA") is recordholder of 30,000 or 100% of the outstanding shares of Series F Preferred Stock,
     152.1 or 100% of the outstanding shares of the Series T-1 Preferred Stock and 9,919.8 or 100% of the outstanding shares of the Series T-2 Preferred Stock pursuant to BA's investment agreement dated as of January 21, 1993 with the Company (as amended, the "Investment Agreement"). Messrs. Marshall, Maynard and Stevens are Chairman, Director of Corporate Strategy and Chief Financial Officer, respectively, of BA and have been designated by BA to act as directors of the Company pursuant to the Investment Agreement. Messrs. Marshall, Maynard and Stevens each disclaims beneficial ownership of Series F Preferred Stock and Series T Preferred Stock. See the following table for information concerning the voting power of Series F Preferred Stock and Series T Preferred Stock.
 (7) The listing of Mr. Salizzoni's holding includes 152,800 shares of Common Stock issuable within 60 days of March 31, 1994 upon exercise of stock options and 6,000 shares of Restricted Stock.
 (8) The listing of Mr. Schofield's holding includes 335,069 shares of Common Stock issuable within 60 days of March 31, 1994 upon exercise of stock options, and 30,000 shares of Common Stock subject to certain restrictions upon disposition ("Restricted Stock").
 (9) The listing of Mr. Lagow's holding reflects shares of Common Stock issuable within 60 days of March 31, 1994 upon exercise of stock options.
(10) The listing of Mr. Lloyd's holding includes 169,742 shares of Common Stock issuable within 60 days of March 31, 1994 upon exercise of stock options and 4,000 shares of Restricted Stock.
(11) The listing of Mr. Schwab's holding includes 167,992 shares of Common Stock issuable within 60 days of March 31, 1994 upon exercise of stock options and 3,200 shares of Restricted Stock. Mr. Schwab resigned from USAir on April 15, 1994, and, as a result, 1,600 shares of these shares of Restricted Stock reverted to the Company.
(12) The listing of all directors' and officers' holdings includes 1,193,583 shares of Common Stock issuable within 60 days of March 31, 1994 upon exercise of stock options and 50,400 shares of Restricted Stock.

  The only persons known to the Company (from reports on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC")) which owned, as of March 31, 1994, more than 5% of its Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock are listed below:

                                                                                           PERCENT
                              NAME AND ADDRESS                        AMOUNT AND NATURE       OF
          TITLE OF CLASS      OF BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP CLASS(1)
          --------------      -------------------                  ----------------------- --------
     Series A Preferred Stock    Berkshire Hathaway Inc.                    358,000(2)        100%(3)
                                 1440 Kiewit Plaza
                                 Omaha, Nebraska 68131
     Series F Preferred Stock    BritAir Acquisition Corp. Inc.              30,000(4)        100%(5)
                                 75-20 Astoria Blvd.
                                 Jackson Heights, New York 11370
     Series T Preferred Stock    BritAir Acquisition Corp. Inc.                    (6)        100%(5)
                                 75-20 Astoria Blvd.
                                 Jackson Heights, New York 11370
     Common Stock                The Equitable Companies                  6,307,503(7)       10.6%
                                   Incorporated
                                 787 Seventh Ave.
                                 New York, New York 10019
     Common Stock                Brinson Holdings, Inc.                   4,832,200(8)        8.2%
                                 209 South LaSalle
                                 Chicago, Illinois 60604

- - --------
(1) Represents percent of class of stock outstanding (exclusive of treasury stock) on March 31, 1994.
(2) Number of shares as to which such person has shared voting power--358,000; shared dispositive power--358,000.
(3) These shares of Series A Preferred Stock are owned directly by affiliates of Berkshire, are convertible, under certain circumstances and subject to certain antidilution adjustments, into 9,239,944 shares of Common Stock and represent approximately 10.5% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, at the meeting. A number of Rights, equal to the number of shares of Common Stock into which the Series A Preferred Stock is convertible, is also owned by this person. As disclosed above, two directors of the Company, Messrs. Buffett and Munger, may be deemed to control Berkshire and disclaim beneficial ownership of Series A Preferred Stock.
(4) Number of shares as to which BA has sole voting power and sole dispositive power--30,000.
(5) BritAir Acquisition Corp. Inc. is a wholly-owned subsidiary of BA and owns Series F Preferred Stock and Series T Preferred Stock pursuant to the Investment Agreement. Series F Preferred Stock and Series T Preferred Stock are convertible, under certain circumstances on or after January 21, 1997 and subject to certain antidilution adjustments and Foreign Ownership Restrictions, into a total of 15,458,658 and 3,831,695 shares of Common Stock, respectively. Together, the Series F Preferred Stock and Series T Preferred Stock represent approximately 21.9% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, at the meeting. A number of Rights, equal to the number of shares of Common Stock into which the Series F Preferred Stock and Series T Preferred Stock are convertible, is also owned by this person. As disclosed above, three directors of the Company, Messrs. Marshall, Maynard and Stevens, have been designated by BA to act as directors of the Company pursuant to the Investment Agreement and disclaim beneficial ownership of Series F Preferred Stock and Series T Preferred Stock.
(6) Reflects 152.1 or 100% of the outstanding shares of Series T-1 Preferred Stock and 9,919.8 or 100% of the outstanding shares of Series T-2 Preferred Stock. BA has sole voting power and sole dispositive power as to all these outstanding shares of Series T Preferred Stock.
(7) The Schedule 13G dated January 6, 1994 disclosing such ownership was jointly filed by such person with five French mutual insurance companies ("Mutuelles AXA") and AXA. The Schedule 13G indicated that each of Mutuelles AXA, as a group, and AXA expressly declares that the filing of the Schedule 13G should not be construed as an admission that it is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by the Schedule 13G. The Equitable Companies Incorporated and an affiliate have advised the Company that Mutuelles AXA, as a group, and AXA do not, directly or indirectly, have voting or investment power with respect to the shares. Number of shares as to which such person has sole voting power--5,669,403; shared voting power--1,300; no voting power--636,800; sole dispositive power--6,305,703; shared dispositive power--none; no dispositive power-- 1,800.
(8) The shares are owned by a direct and an indirect subsidiary of the person. Number of shares as to which such subsidiaries have sole voting power-- 4,832,200; sole dispositive power--4,832,200.

BRITISH AIRWAYS INVESTMENT AGREEMENT

  On January 21, 1993, the Company entered into the Investment Agreement with BA. On the same date, BA purchased Series F Preferred Stock from the Company for $300 million. In June 1993, pursuant to certain preemptive and optional purchase rights under the Investment Agreement, BA purchased Series T-1 Preferred Stock and Series T-2 Preferred Stock from the Company for an aggregate purchase price of approximately $100.7 million.

  Under the terms of the Investment Agreement, assuming the Series F Preferred Stock or any shares issued upon conversion thereof are outstanding and BA has not sold any shares of preferred stock issued to it by the Company or any common stock or other securities received upon conversion or exchange of the preferred stock, BA is entitled at its option to elect to purchase from the Company, on or prior to January 21, 1996, 50,000 shares of Series C Cumulative Convertible Senior Preferred Stock, without par value ("Series C Preferred Stock"), at a purchase price of $10,000 per share, to be paid by BA's surrender of the Series F Preferred Stock and a payment of $200 million (the "Second Purchase"), and, on or prior to January 21, 1998, assuming that BA has purchased or is purchasing simultaneously Series C Preferred Stock, 25,000 (or more in certain circumstances) shares of Series E Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series E Preferred Stock'), at a purchase price of $10,000 per share (the "Final Purchase"). Series E Preferred Stock is exchangeable under certain circumstances at the option of the Company into certain debt securities of the Company. If the DOT approves all the acts and transactions contemplated by the Investment Agreement, at the election of either BA or the Company on or prior to January 21, 1998, BA's purchase of the Series C Preferred Stock (unless previously consummated) and BA's purchase of the Series E Preferred Stock would be consummated under certain circumstances. If BA has not elected to purchase the Series C Preferred Stock by January 21, 1996, then the Company may at its option redeem, in whole or in part, Series F Preferred Stock at the higher of market value or the price of $10,000 per share, plus accrued dividends. On March 7, 1994, BA announced that it would not make any additional investments in the Company until the outcome of the Company's efforts to reduce its costs and improve its financial results is known. The Company cannot predict in any event whether or when the Second Purchase or the Final Purchase will be consummated.

  The preceding summary of the Investment Agreement, the Series F Preferred Stock, the Series T Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock and any other references to such documents or securities herein do not purport to be complete and are subject to, and qualified in their entirety by reference to, Appendices I-IX to the Company's Proxy Statement dated April 26, 1993 and the material under the captions "Business--British Airways Announcement Regarding Additional Investments in the Company; Code Sharing" and "--British Airways Investment Agreement" in the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

  In connection with BA's purchase of the Series T Preferred Stock in June 1993, BA and Messrs. Marshall, Maynard and Stevens were required by Section 16 of the Securities Exchange Act of 1934, as amended, and rules thereunder to file by July 10, 1993, Form 4 reports disclosing this change of ownership. BA and Messrs. Marshall, Maynard and Stevens filed these reports on September 14, 1993.

                       ELECTION OF DIRECTORS (ITEM NO. 1)

  As required by the Investment Agreement, the Board of Directors amended the Company's By-Laws on January 21, 1993 to increase the authorized number of directors by three and immediately thereafter elected Messrs. Marshall, Maynard and Stevens to fill the new directorships. Under the Investment Agreement, the Company is required to use its best efforts to ensure that the slate of persons nominated by the Company for election as directors of the Company includes that number of persons designated by BA that is the percentage of the total then authorized number of directors, which is currently 16, of the Company that is nearest to but not greater than the percentage (but in no event greater than 25%) of the aggregate voting power of the securities that vote with the Common Stock as a single class for the election of directors of the Company then held by BA and its wholly-owned subsidiaries. Under this provision of the Investment Agreement, BA is entitled to designate three nominees for election to the Board of Directors and has accordingly designated Messrs. Marshall, Maynard and Stevens. Each of the nominees listed below is currently a director of the Company and, except for Mr. Salizzoni, was elected in 1993 by the stockholders of the Company. On May 25, 1994, Mr. Salizzoni was elected to fill the vacancy on the Board of Directors resulting from Mr. Simmons' resignation from the Board of Directors. Each director of the Company is also a director of the Company's principal operating subsidiary, USAir, Inc. ("USAir"). Directors will be elected to hold office for one year or until the election and qualification of their successors. Proxies will be voted only for the nominees named below. Except as noted otherwise, the following biographies describe the business experience of each nominee for at least the past five years. Messrs. Buffett and Munger have advised the Company that they support management's cost reduction program, which includes employee concessions as well as other initiatives to reduce USAir's costs of operation, and that their continued service as directors of the Company and of USAir will depend upon USAir's successfully reaching a timely agreement with its organized labor groups that, in the opinion of Messrs. Buffett and Munger, provides USAir with sufficient labor cost savings which, when combined with other cost reduction programs being implemented by USAir, would afford USAir a reasonable opportunity to achieve profitability in a low fare competitive environment.

                                                                          SERVED AS
                                                                          DIRECTOR
                                                                            SINCE
                                                                          ---------
Warren E. Buffett, 63... Mr. Buffett has been Chairman and Chief Execu-     1993
                         tive Officer of Berkshire Hathaway Inc. (insur-
                         ance, candy, retailing, manufacturing and pub-
                         lishing) since 1970. He is also a Director of
                         Capital Cities/ABC, Inc., The Coca-Cola Company,
                         The Gillette Company and Salomon Inc.
                         Mr. Buffett is a member of the Finance and Plan-
                         ning Committee of the Board of Directors.
Edwin I. Colodny, 68.... Mr. Colodny is of counsel to the law firm of       1975
                         Paul, Hastings, Janofsky & Walker. He retired as
                         Chairman of the Company and of USAir in July
                         1992. He served as Chief Executive Officer of
                         USAir from 1975 until retiring as an employee of
                         USAir in June 1991. Mr. Colodny is a Director of
                         Martin Marietta Corporation, Comsat Corporation
                         and Esterline Technologies, Inc., and is a mem-
                         ber of the Board of Trustees of the University
                         of Rochester. He is a member of the Finance and
                         Planning and Nominating Committees of the Board
                         of Directors.

                                                                           SERVED AS
                                                                           DIRECTOR
                                                                             SINCE
                                                                           ---------
Mathias J. DeVito, 63...  Mr. DeVito is Chairman of the Board and Chief      1981
                          Executive Officer of The Rouse Company (real es-
                          tate development and management). He also serves
                          as a Director of First Maryland Bancorp and sub-
                          sidiaries of The Rouse Company. He is a member
                          of the Board of the Business Committee for the
                          Arts and former Chair of the Greater Baltimore
                          Committee. Mr. DeVito is Chairman of the Compen-
                          sation and Benefits Committee and a member of
                          the Finance and Planning Committee of the Board
                          of Directors.
George J. W. Goodman,
 63.....................  Mr. Goodman is President of Continental Fideli-    1978
                          ty, Inc., which provides editorial and invest-
                          ment services. He is the author of a number of
                          books and articles on finance and economics un-
                          der the pen name "Adam Smith" and is the host of
                          a television series of that name seen on public
                          broadcasting stations in the U.S. and on other
                          networks abroad. He is a Director of Cambrex
                          Corporation. Mr. Goodman also serves as a member
                          of the Advisory Committee of the Center for In-
                          ternational Relations at Princeton University,
                          and is a Trustee of the Urban Institute. He is a
                          member of the Compensation and Benefits and Fi-
                          nance and Planning Committees of the Board of
                          Directors.
John W. Harris, 47......  Mr. Harris is President of The Harris Group        1991
                          (real estate development). From 1972 through
                          1991, he was President of The Bissell Companies,
                          Inc. (real estate development). He is a Director
                          of Southern Bell Telephone and Telegraph Compa-
                          ny. Mr. Harris is former Chairman of the Greater
                          Charlotte Chamber of Commerce and a member of
                          the Board of Trustees of the University of North
                          Carolina and serves on the boards of several
                          community service organizations. He is a member
                          of the Audit and Compensation and Benefits Com-
                          mittees of the Board of Directors.
Edward A. Horrigan, Jr.,
 64.....................  Mr. Horrigan is Chairman of the Board of Direc-    1987
                          tors of Liggett Group Inc. (consumer products),
                          a position he has held since May 1993. He is
                          also the retired Vice Chairman of the Board of
                          RJR Nabisco, Inc. and retired Chairman and Chief
                          Executive Officer of R. J. Reynolds Tobacco Com-
                          pany, Winston-Salem, North Carolina (consumer
                          products). He is a Director of the Haggai Foun-
                          dation. Mr. Horrigan is a member of the Audit
                          and Nominating Committees of the Board of Direc-
                          tors.

                                                                           SERVED AS
                                                                           DIRECTOR
                                                                             SINCE
                                                                           ---------
Robert LeBuhn, 62.......  Mr. LeBuhn is Chairman of Investor International   1966
                          (U.S.), Inc. (investments) and is a Director of
                          Acceptance Insurance Companies, Amdura Corp.,
                          Lomas Financial Corp. and Cambrex Corporation.
                          He is Trustee and President of the Geraldine R.
                          Dodge Foundation, Morristown, New Jersey and is
                          a member of the New York Society of Security
                          Analysts. He is Chairman of the Finance and
                          Planning Committee and a member of the Nominat-
                          ing Committee of the Board of Directors.
Sir Colin Marshall, 60..  Sir Colin was elected Chairman of BA in February   1993
                          1993. Previously, he had been Chief Executive of
                          BA and a member of BA's Board of Directors since
                          1983. Sir Colin is a Director of Grand Metropol-
                          itan plc, HSBC Holdings Plc, IBM United Kingdom
                          Holdings Limited and Qantas Airways Limited. He
                          is a member of the Finance and Planning Commit-
                          tee of the Board of Directors.
Roger P. Maynard, 51....  Mr. Maynard has been Director of Corporate         1993
                          Strategy of BA since 1991. Previously, from
                          1987, he had held various positions at BA, in-
                          cluding Director of Investor Relations & Market-
                          place Performance and Executive Vice President
                          North America. Mr. Maynard is a Director of
                          Qantas Airways Limited. Mr. Maynard is a member
                          of the Nominating and Compensation and Benefits
                          Committees of the Board of Directors.
John G. Medlin, Jr., 60.  Mr. Medlin is Chairman of the Board and, until     1987
                          December 31, 1993, was Chief Executive Officer
                          of Wachovia Corporation (bank holding company).
                          Mr. Medlin also serves as a Director of
                          BellSouth Company, Burlington Industries, Inc.,
                          Media General, Inc., National Services Indus-
                          tries, Inc. and RJR Nabisco, Inc. He is Chairman
                          of the Nominating Committee and a member of the
                          Compensation and Benefits Committee of the Board
                          of Directors.
Hanne M. Merriman, 52...  Mrs. Merriman is the Principal in Hanne Merriman   1985
                          Associates (retail business consultants). Previ-
                          ously, she served as President of Nan Duskin,
                          Inc. (retailing), President and Chief Executive
                          Officer of Honeybee, Inc., a division of Spie-
                          gel, Inc., and President of Garfinckel's, a di-
                          vision of Allied Stores Corporation. Mrs. Merri-
                          man is a Director of CIPSCO, Inc. Central Public
                          Service Company, State Farm Mutual Automobile
                          Insurance Company, The Rouse Company and Ann
                          Taylor Stores Corporation. She is a member of
                          the National Women's Forum

                                                                          SERVED AS
                                                                          DIRECTOR
                                                                            SINCE
                                                                          ---------
                         and a Trustee of The American-Scandinavian Foun-
                         dation. She was a member of the Board of Direc-
                         tors of the Federal Reserve Bank of Richmond,
                         Virginia from 1984-1990 and served as Chairman
                         in 1989-1990. Mrs. Merriman is Chairman of the
                         Audit Committee and is a member of the Nominat-
                         ing Committee of the Board of Directors.
Charles T. Munger, 70... Mr. Munger is Vice Chairman of Berkshire           1993
                         Hathaway Inc. (insurance, candy, retailing, man-
                         ufacturing and publishing) of which he has been
                         an officer and Director since 1975. He is Chair-
                         man of Daily Journal Corporation and is a Direc-
                         tor of Salomon Inc. and Wesco Financial Corpora-
                         tion. Mr. Munger is a member of the Audit Com-
                         mittee of the Board of Directors.
Frank L. Salizzoni, 55.. Mr. Salizzoni was elected President and Chief      1994
                         Operating Officer of the Company and USAir, ef-
                         fective April 1, 1994, and was elected to the
                         Board of Directors on May 25, 1994. Previously,
                         Mr. Salizzoni was Vice Chairman and Chief Finan-
                         cial Officer of Trans World Airlines and Trans
                         World Corporation until 1987, when he became
                         Vice Chairman and Chief Financial Officer of TW
                         Services, Inc. (food service). He was Chairman
                         and Chief Executive Officer of TW Services from
                         April 1987 until August 1989, just before that
                         company went private. Mr. Salizzoni was associ-
                         ated with Mancusco and Co. (investments) from
                         August 1989 until he was elected Executive Vice
                         President--Finance of the Company and of USAir
                         in November 1990. Mr. Salizzoni is a Director of
                         H&R Block, Inc., and SKF USA, Inc.
Seth E. Schofield, 54... Mr. Schofield is Chairman of the Board of Direc-   1989
                         tors and Chief Executive Officer of the Company
                         and USAir. He was elected Chairman of the Board
                         of Directors of the Company and USAir in June
                         1992. In June 1991 Mr. Schofield was elected
                         President and Chief Executive Officer of the
                         Company and of USAir. In June 1990 he was
                         elected President and Chief Operating Officer of
                         USAir. He had served as Executive Vice Presi-
                         dent--Operations of USAir since 1981. Mr. Scho-
                         field joined USAir in 1957 and has held various
                         corporate staff positions. Mr. Schofield is a
                         Director of the Erie Insurance Group, the PNC
                         Bank, N.A., USX Corp., the Greater Washington
                         Board of Trade, the Flight Safety Foundation,
                         and the Greater Pittsburgh Council of the Boy
                         Scouts of

                                                                          SERVED AS
                                                                          DIRECTOR
                                                                            SINCE
                                                                          ---------
                         America. Mr. Schofield is Chairman of the Board
                         of Directors of the Greater Pittsburgh Chamber
                         of Commerce, and a Board Member of the Pennsyl-
                         vania Business Roundtable, Penn's Southwest As-
                         sociation and the Virginia Business Council. He
                         is also a member of the Allegheny Conference on
                         Community Development and the Federal City Coun-
                         cil.
Raymond W. Smith, 56.... Mr. Smith is Chairman of the Board and Chief Ex-   1990
                         ecutive Officer of Bell Atlantic Company, which
                         is engaged principally in the telecommunications
                         business and is one of the seven regional compa-
                         nies formed as a result of the divestiture of
                         the Bell System. Previously, Mr. Smith had
                         served as Vice Chairman and President of Bell
                         Atlantic and Chairman of The Bell Telephone Com-
                         pany of Pennsylvania. He is a member of the
                         Board of Directors of CoreStates Financial Com-
                         pany, a trustee of the University of Pittsburgh
                         and is active in many civic and cultural organi-
                         zations. He is a member of the Compensation and
                         Benefits and Nominating Committees of the Board
                         of Directors.
Derek M. Stevens, 55.... Mr. Stevens has been Chief Financial Officer of    1993
                         and a Director of BA since 1989. Previously,
                         from 1981, he was Finance Director of TSB Group
                         plc (financial institution). Mr. Stevens is a
                         member of the Audit Committee of the Board of
                         Directors.

  The law firm of Paul, Hastings, Janofsky and Walker, with which Mr. Colodny is affiliated on an Of Counsel basis, provided legal services to USAir during 1993 and is expected to provide such services during 1994.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
  The Board of Directors of the Company held ten meetings in 1993. The Board of Directors has established the following committees: Finance and Planning Committee, Compensation and Benefits Committee ("Compensation Committee"), Audit Committee and Nominating Committee. During 1993, the Finance and Planning Committee held seven meetings, the Compensation Committee held three meetings, the Audit Committee held seven meetings and the Nominating Committee held one meeting.

  The Compensation Committee reviews the salaries, incentive compensation, stock option and restricted stock grants, retirement and other benefits which accrue to officers of the Company and its subsidiaries. The Compensation Committee makes recommendations to the Board of Directors concerning the adequacy of existing and proposed levels of compensation and benefits.

  The Audit Committee, in consultation with financial officers of the Company and the independent public accountants, assists in establishing the scope of the annual audit. The Audit Committee (1) reviews annual and quarterly financial statements and periodic reports filed with the SEC, (2) recommends to the Board of

Directors the appointment of independent public accountants, (3) reviews the annual programs of the internal audit staff and (4) reviews programs designed to protect and maintain the assets of the Company, including insurance and internal security programs.

  The Nominating Committee is responsible for making recommendations regarding the nomination of individuals for election to the Board of Directors. The Nominating Committee will consider individuals recommended by stockholders. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

  During 1993, each of the incumbent directors who served during that year attended 75 percent or more of the meetings of the Board of Directors and of the committees on which the director served, except Mr. Stevens who attended 71 percent of such meetings.

COMPENSATION OF DIRECTORS
  Each incumbent director, except Messrs. Schofield and Salizzoni, is paid a retainer fee of $18,000 per year for service on the Board of Directors of the Company and a fee of $600 per Board meeting or committee meeting attended. Consistent with a comprehensive cost reduction program at USAir, the retainer fee was reduced by 20% to $14,400 for an eighteen-month period commencing January 1, 1992 and ending on June 30, 1993. Mr. LeBuhn, Chairman of the Finance and Planning Committee, Mr. DeVito, Chairman of the Compensation Committee, and Mrs. Merriman, Chairman of the Audit Committee each receives an additional fee of $2,000 per year for serving in those respective capacities. Mr. Medlin, Chairman of the Nominating Committee, receives an additional fee of $1,000 per year for serving in that capacity. Messrs. Schofield and Salizzoni each receives a salary in his capacity as an officer of USAir and receives no additional compensation as a director of the Company and USAir.

  In 1987 the Company established a retirement plan for directors who are not also employees of the Company and its subsidiaries. The plan provides that such directors shall be eligible to receive retirement benefits thereunder if they have attained seventy years of age and served at least five consecutive years on the Board of Directors or, if they have not attained age seventy, have served for at least ten consecutive years on the Board of Directors. Eligible directors receive an annual retirement benefit equal to the highest annual retainer in effect for active directors during the five years prior to retirement. If the annual retainer for active directors is increased, the annual retirement benefit paid to retired directors is increased by an amount equal to 50% of the increase in retainer paid to active directors. If a director dies prior to retirement and had served for at least five consecutive years on the Board of Directors, the deceased director's surviving spouse is eligible under the plan to receive, for a period of five years following such death, an annual death benefit equal to 50% of the annual retainer paid to such director at the time of his or her death. If a retired eligible director dies, the director's surviving spouse is eligible under the plan to receive, for a period of five years following such death, 50% of the annual retirement benefit payable to the director at the time of his or her death. The plan is administered by the Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Table below sets forth the compensation paid during the years indicated to each of the Chief Executive Officer and the four remaining most highly compensated executive officers of the Company (including its subsidiaries).

                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                          -----------------------------------  ------------------------
                                                    OTHER
   NAME AND PRINCIPAL                               ANNUAL     RESTRICTED STOCK            ALL OTHER
        POSITION          YEAR  SALARY     BONUS COMPENSATION     AWARDS(G)     OPTIONS COMPENSATION(H)
   ------------------     ---- --------    ----- ------------  ---------------- ------- ---------------
Seth E. Schofield(A)....  1993 $475,635(E)   $0    $275,601(F)        --          --       $ 64,302
 Chairman, President and  1992 $412,981(E)   $0    $174,792(F)        --         5,569     $ 38,495
 Chief Executive Officer  1991 $466,827      $0       *               --        375,000        *
 of the Company and of
 USAir
W. Thomas Lagow(B)......  1993 $310,058(E)   $0       --              --          --       $282,521(I)
 Executive Vice           1992 $234,258(E)   $0       --              --        153,211    $142,617(J)
 President--Marketing of
 USAir
Frank L. Salizzoni (C)..  1993 $317,558(E)   $0    $ 45,374(F)        --          --       $ 52,222
 Executive Vice           1992 $231,249(E)   $0    $ 26,892(F)        --          2,800    $ 34,382
 President--Finance of    1991 $275,000      $0       *               --        150,000        *
 the Company and of
 USAir
James T. Lloyd..........  1993 $257,365(E)   $0    $ 73,215(F)        --          --       $ 36,188
 Executive Vice           1992 $211,058(E)   $0    $ 47,974(F)        --          2,492    $ 21,382
 President, General       1991 $246,096      $0       *               --        150,000        *
 Counsel and Secretary
 of the Company;
 Executive Vice
 President and General
 Counsel of USAir
Michael R. Schwab (D)...  1993 $257,365(E)   $0    $ 27,621(F)        --          --       $ 30,067
 Executive Vice           1992 $211,058(E)   $0    $ 18,720(F)        --          2,492    $ 40,935(K)
 President--Operations    1991 $222,308      $0       *               --        150,000        *
 of USAir

- - --------
  * Under the SEC's transition rules, no disclosure is required.
(A) Mr. Schofield was elected Chief Executive Officer effective June 1, 1991.
(B) Mr. Lagow's employment with USAir commenced on February 7, 1992.
(C) Mr. Salizzoni was named President and Chief Operating Officer of the Company and USAir effective April 1, 1994.
(D) Mr. Schwab resigned from USAir on April 15, 1994.
(E) Amounts disclosed reflect reductions in salary during (i) 1993 of $24,365, $14,942, $12,250, $10,904 and $10,904, and (ii) 1992 of $87,019, $49,272,
    $43,750, $38,942 and $38,942 for Messrs. Schofield, Lagow, Salizzoni, Lloyd and Schwab, respectively, which were implemented for all USAir officers for a fifteen-month period commencing on January 1, 1992 and ending on March 29, 1993 pursuant to a comprehensive cost reduction program at USAir.
(F) Amounts disclosed include for (i) 1993, $271,288, $33,259, $73,215, and
    $27,621 and (ii) 1992, $171,410, $22,523, $47,974 and $16,784, received by
    Messrs. Schofield, Salizzoni, Lloyd and Schwab, respectively, to cover incremental tax liability resulting from income derived from the lapsing of restrictions on disposition of Restricted Stock. Any amounts disclosed in the column that are in excess of the amounts disclosed in the preceding sentence represent income derived from personal travel on USAir.
(G) At December 31, 1993, Messrs. Schofield, Salizzoni, Lloyd and Schwab owned 30,000, 6,000, 4,000 and 3,200 shares of Restricted Stock, respectively. At the fair market value of the Common Stock on that date, these holdings of Restricted Stock were valued at $386,250, $77,250, $51,500, $41,200, respectively.
(H) Under USAir's split dollar life insurance plan, described under "Additional Benefits" below, individual life insurance coverage is available to the named officers. During 1992, each officer paid the amount of the premium associated with the term life component of the coverage. In 1993, USAir commenced paying the premium associated with this coverage. In 1992 and 1993, USAir paid the remainder of the premium associated with the whole life component of the coverage. If all assumptions as to life expectancy and other factors occur in accordance with projections, USAir expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued during the years indicated, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the named officers (plus, with respect to 1993, the dollar value of premiums paid by USAir with respect to term life insurance): 1993--Mr. Schofield-- $29,328, Mr. Lagow--$9,716, Mr. Salizzoni--$26,010, Mr. Lloyd--$17,291 and
    Mr. Schwab--$11,170; 1992--Mr. Schofield--$38,495; Mr. Lagow--$12,902; Mr.
    Salizzoni--$34,382; Mr. Lloyd--$21,382 and Mr. Schwab--$15,555. During 1993, USAir made contributions of $34,974, $22,805, $26,212, $18,897 and
    $18,897 to the accounts of Messrs. Schofield, Lagow, Salizzoni, Lloyd and Schwab in certain defined contribution pension plans.
(I) Upon the commencement of his employment, USAir agreed to pay Mr. Lagow $1 million over four years, which amount was intended to compensate him for restricted stock and stock options which he forfeited when he left his former employer. The amount disclosed includes the first installment, $250,000, of the total payment.
(J) Amount disclosed also reflects $125,000 paid to Mr. Lagow in the form of a "sign-on bonus" and $4,715 for reimbursement of relocation expenses.
(K) Amount disclosed also reflects $25,380 for reimbursement of relocation expenses.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information on the number of options held by the named executive officers at fiscal year-end 1993. None of the officers exercised any options during 1993 and none of the unexercised options held by these officers were in-the-money based on the fair market value of the Common Stock on December 31, 1993 ($12.875). Mr. Schwab resigned from USAir on April 15, 1994.

                                                        NUMBER OF UNEXERCISED
                                                            OPTIONS/SARS
                                                         AT FISCAL YEAR-END
                                                      -------------------------
     NAME                                             EXERCISABLE UNEXERCISABLE
     ----                                             ----------- -------------
Seth E. Schofield....................................   170,069      225,000
W. Thomas Lagow......................................    33,211      120,000
Frank L. Salizzoni...................................    62,800       90,000
James T. Lloyd.......................................    79,742       84,250
Michael R. Schwab....................................    77,992       87,000

RETIREMENT BENEFITS

  Prior to 1993, USAir's Retirement Plan (the "Retirement Plan") for its salaried employees was comprised of two qualified plans. The Retirement Plan was designed so that the two plans, when aggregated, would provide noncontributory benefits based upon both years of service and the employee's highest three-year average annual compensation (up to a maximum of $235,840 in 1993) during the last ten calendar years of service, including any incentive compensation awards. The primary plan is a defined benefit plan which provides a benefit based on the factors mentioned above. The primary plan is integrated with the Social Security program so that the benefits provided thereunder are reduced by a portion of the employee's benefits from Social Security. USAir's contributions to the primary plan are not allocated to the account of any particular employee. The primary plan was frozen on December 31, 1991, and accordingly, retirement benefits payable under the plan were determinable on that date.

  The secondary plan is a target benefit defined contribution plan. The secondary plan was established in 1983 as a result of changes to the Internal Revenue Code (the "Code"), which lowered the maximum benefit payable from a defined benefit plan. In the event that the benefit produced under the primary plan formula cannot be accrued for any employee covered by such plan because of the limit on benefits payable under defined benefit plans, contributions will be made on behalf of such employee to the secondary plan. Such contributions will be calculated to provide the benefit produced under the formula in the primary plan in excess of such limit, to the extent permitted under the Code's limitation on the contributions to defined contribution plans. USAir's contributions to the secondary plan are allocated to individual employees' accounts. During 1993, no contributions were made to any executive officer's account. The secondary plan was also frozen on December 31, 1991.

  Under the Retirement Plan, benefits usually begin at the normal retirement age of 65. The Retirement Plan also provides benefits for employees electing early retirement from ages 55 through 64. If such an election is made, the benefits may be reduced to reflect the longer interval over which the benefits will be paid. Executive officers participate in the Retirement Plan on the same basis as other employees of USAir.

  Contributions to and benefits payable under the Retirement Plan must be in compliance with the applicable guidelines or maximums established by the Code. USAir has adopted an unfunded supplemental plan which will provide those benefits which would otherwise be payable to officers under the Retirement

Plan, but which, under the Code, are not permitted to be funded or paid through the qualified plans maintained by USAir. Benefit accruals under the supplemental plan also ceased upon the freezing of the Retirement Plan on December 31, 1991. Such supplemental plan provides that any benefits under the unfunded supplemental plan will be paid in the form of a single, lump sum payment. Such supplemental plans are specifically provided for under applicable law and have been adopted by many corporations under similar circumstances. Messrs. Schofield, Salizzoni, Lloyd and Schwab are currently entitled to receive retirement benefits in excess of the limitations established by the Code.

  The following table presents the noncontributory benefits payable per year for life to employees under the Retirement Plan and the unfunded supplemental plan described above, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.

FINAL EARNINGS                NONCONTRIBUTORY PENSION BASED ON YEARS OF SERVICE
AS DEFINED IN               -----------------------------------------------------
   THE PLAN                 10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
- - --------------              -------- -------- -------- -------- -------- --------
  $100,000................. $ 19,871 $ 29,806 $ 39,742 $ 49,677 $ 54,677 $ 54,677
   200,000.................   43,871   65,806   87,742  109,677  119,677  119,677
   300,000.................   67,871  101,806  135,742  169,677  184,677  184,677
   400,000.................   91,871  137,806  183,742  229,677  249,677  249,677
   500,000.................  115,871  173,806  231,742  289,677  314,677  314,677
   600,000.................  139,871  209,806  279,742  349,677  379,677  379,677
   700,000.................  163,871  245,806  327,742  409,677  444,677  444,677
   800,000.................  187,871  281,806  375,742  469,677  509,677  509,677

  The values reflected in the above chart represent the application of the Retirement Plan formula to the specified amounts of compensation and years of service. The credited years of service under the Retirement Plan for each of the individuals included in the Summary Compensation Table are as follows: Mr. Schofield--30 years, Mr. Lagow--none, Mr. Salizzoni--1 year, Mr. Lloyd--5 years and Mr. Schwab--5 years.

  USAir has entered into agreements with Messrs. Lagow, Salizzoni, Lloyd and Schwab which provide for a supplement to their retirement benefits under the Retirement Plan. This supplement is designed to provide such persons with those benefits they would have received had they been employed by USAir for the minimum number of years to be entitled to full retirement benefits under the Retirement Plan. Mr. Schwab resigned from USAir on April 15, 1994.

  USAir adopted, effective January 1, 1993, a defined contribution retirement program for its eligible non-contract employees (the "Retirement Savings Plan") as a replacement for the Retirement Plan described above. Under the Retirement Savings Plan, eligible employees may elect to contribute on a tax-deferred basis up to 13% of their pre-tax compensation, subject to a maximum annual contribution of $8,994 in 1993. USAir will also contribute to each employee's account in the Retirement Savings Plan (i) a matching contribution equal to 50% of each employee's contribution, subject to a maximum of 2% of the employee's annual pre-tax compensation, (ii) a basic contribution which ranges, depending on the employee's age, from 2% to 8% of the employee's annual pre-tax compensation and (iii) if USAir's pre-tax profit margin, as defined, exceeds certain thresholds, a profit sharing contribution up to a maximum of 7.5% of an employee's annual pre-tax compensation. USAir made no contributions under the profit sharing component of the Retirement Savings Plan in 1993. Pre-tax compensation is defined for purposes of the Retirement Savings Plan as all compensation which USAir must report as wages on an employee's Form W-2, plus an employee's tax deferred contributions under such Plan up to a maximum of $235,840 in 1993. USAir also established a non-qualified supplemental defined contribution plan (the "Supplemental Savings Plan") in 1993, which credits amounts to accounts of certain officers who participate in the Retirement Savings Plan but who are adversely affected by the maximum benefit limitations under qualified plans imposed by the Code. Amounts obligated to be paid by USAir under the Supplemental Savings Plan will be deposited in a trust established for the benefit of the participants. See the "All Other Compensation" column of the Summary Compensation Table for the amounts contributed or allocated in 1993 to Messrs. Schofield, Lagow, Salizzoni, Lloyd and Schwab under the Retirement Savings Plan and the Supplemental Savings Plan.

  Under the Retirement Savings Plan and the Supplemental Savings Plan, participants may direct the investment of their contributions and USAir's contributions to their accounts among certain investment funds. Participants' contributions are fully vested when made. USAir's contributions vest when the participant has been employed by USAir for at least two years.

ADDITIONAL BENEFITS

  USAir has in effect an Officers' Supplemental Benefit Plan, which provides certain benefits to a current or retired officer's spouse and children under age 19 following the officer's death. These benefits include: (i) dependent survivors' monthly income benefit and (ii) dependent survivors' health care insurance.

  A dependent survivors' monthly income benefit is payable to the eligible spouse or children of a deceased officer or retired officer in an amount equal to 20% of the monthly basic rate of salary payable to the officer the day prior to death or, in the case of a deceased retired officer, the day prior to retirement. Monthly income benefits will be reduced by the amount of any spouse protection benefit payable from Retirement Plan funds, and are subject to cessation upon the occurrence of certain specified events. In no case are monthly income benefits payable for more than 19 years following the date of death.

  The eligible surviving spouse or children of a deceased officer or retired officer are also entitled to receive dependent survivors' health care insurance, which provides the medical, major medical and dental insurance benefits generally available to dependents of salaried employees of USAir. Eligibility for this coverage ceases upon the occurrence of certain specified events.

  USAir also maintains a split-dollar life insurance plan under which individual term life insurance is available to its officers in the amount of three times base salary. The plan also provides for accrual of a cash value component for each officer who holds a policy. Under the plan, during 1993, USAir paid the premiums on the term and whole life insurance components of the policy. The premium attributable to the term life insurance of the policy is treated as income to the participant. At death, prior to transfer of the policy to the participant, the beneficiary receives the amount of the coverage less any amount necessary to reimburse the employer for its investment, and the beneficiary is entitled to any additional proceeds. Upon transfer of the policy to the participant, the participant is entitled to the cash surrender value of the policy in excess of the amount payable to the employer for recovery of its investment. See the "All Other Compensation" column of the Summary Compensation Table for information concerning compensation with respect to Messrs. Schofield, Lagow, Salizzoni, Lloyd and Schwab that was attributable to the split dollar life insurance plan.

ARRANGEMENTS CONCERNING TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

  USAir currently has employment contracts (the "Employment Contracts") with the executive officers (the "Executives") named in the Summary Compensation Table, except for Mr. Schwab who resigned on

April 15, 1994. The terms of the Employment Contracts extend until the earlier of the fourth anniversary thereof or the Executive's normal retirement date and are subject to automatic one-year annual extentions on each anniversary date (to the fourth anniversary of such anniversary date) unless advance written notice is given by USAir. In exchange for each Executive's commitment to devote his or her full business efforts to USAir, the agreements provide that each Executive will be re-elected to a responsible executive position with duties substantially similar to those in effect during the prior year and will receive
(1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in each Employment Contract, the term of each Employment Contract is automatically extended until the earlier of the fourth anniversary of the change of control date or the Executive's normal retirement date. As a result of amendments to the Employment Contracts entered into in June 1992, the acquisition of 20% or more of the outstanding securities of the Company under circumstances in which the acquiror would obtain the power to elect 20% or more of the members of the Board of Directors was added to the definition of a change of control under the Employment Contracts. To the extent permitted by Foreign Ownership Restrictions and assuming the consummation of the Second Purchase (the "Second Closing") results in BA's electing at least 20% of the Board of Directors, the Second Closing would be treated as a change of control and would result in extension of the term of each Employment Contract until the earlier of the fourth anniversary of the Second Closing or the Executive's normal retirement date. On March 7, 1994, BA announced that it would not make any additional investments in the Company until the outcome of measures to reduce the Company's costs and improve its financial results is known.

  The Employment Contracts provide that, should USAir or any successor fail to re-elect the Executive to his or her position, assign the Executive to inappropriate duties which result in a diminution in the Executive's position, authority or responsibilities, fail to compensate the Executive as provided in the Employment Contract, transfer the Executive in violation of the Employment Contract, fail to require any successor to USAir to comply with the Employment Contract or otherwise terminate the Executive's employment in violation of the Employment Contract, the Executive may elect to treat such failure as a breach of the Employment Contract if the Executive then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of the Employment Contracts, USAir or its successor would be required to pay the Executive an amount equal to his or her annual base salary for the then remaining term of the Employment Contract, and to continue granting certain employee benefits for the then remaining term of the Executive's Employment Contract. If the breach follows a change of control, the Executive would be entitled to receive (i) an amount equal to the product of three times the sum of the Executive's annual base salary plus an annual bonus, (ii) a lump sum equal to the actuarial equivalent of the pension benefits which the Executive would have received had he or she remained employed by USAir until the end of the term of the Employment Contract, (iii) medical benefits until such time as the Executive qualifies for group medical benefits from another employer, (iv) travel benefits for the Executive's life,
(v) reimbursement of reductions in salary sustained by the Executive as a result of a comprehensive cost reduction program initiated by USAir in October 1991, and (vi) continuation of certain other benefits during the remainder of the term of the Employment Contract. In addition, except under the circumstances described in the immediately following paragraph, during the 30-day period immediately following the first anniversary of a change of control any Executive could elect to terminate his or her Employment Contract for any reason and receive the liquidated damages described in the immediately preceding sentence. Each Employment Contract provides that if USAir breaches the Employment Contract, as described above, each Executive shall be entitled to recover from USAir reasonable attorney's fees in connection with enforcement of such Executive's rights under the Employment Contract. Each Employment Contract also provides that any payments the Executive receives in the event of a termination shall be increased, if necessary, such that, after taking into account all taxes he or she would incur as a result of such payments, the Executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code.

  In order to facilitate consummation of the acts and transactions contemplated by the Investment Agreement, the Executives agreed in January 1993 to an amendment to their Employment Contracts that will become effective upon the Second Closing (i) to eliminate their right to elect to terminate their Employment Contracts without any reason during the 30-day period immediately following the first anniversary of the Second Closing; (ii) that USAir may transfer the Executive's employment to any location that meets certain criteria in the Employment Contracts without such relocation constituting a breach of the Employment Contracts; (iii) that consummation of the Second Closing would be treated as the only change of control with respect to BA; and (iv) that following the Second Closing, USAir may make certain changes in benefit plans affecting the Executives that are not material, as that term is defined in the Employment Contracts, provided that the changes apply to all eligible officers of USAir and are approved by a majority of the directors of the Company not elected by BA. As discussed above, BA announced on March 7, 1994 that it will not make any additional investments in the Company under current circumstances.

  Currently, under the Company's 1984 Stock Option and Stock Appreciation Rights Plan (the "1984 Plan") and 1988 Stock Incentive Plan (the "1988 Plan," and together with the 1984 Plan, the "Plans"), pursuant to which employees of the Company and its subsidiaries have been awarded stock options and stock appreciation rights with respect to Common Stock and, in the case of the 1988 Plan, shares of Restricted Stock, occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof. In addition, grantees would be able, during the 60-day period immediately following a change of control (the "Cash-out Right"), to surrender all unexercised stock options not issued in tandem with stock appreciation rights under the Plans to the Company for a cash payment equal to the excess, if any, of the fair market value of the Common Stock over the exercise prices of such stock options or the positive value of any stock appreciation rights. As described above, in June 1992, the Company amended the definition of a change of control in the Plans with the result that, to the extent permitted by Foreign Ownership Restrictions and assuming the Second Closing results in BA's electing at least 20% of the Board of Directors, the Second Closing would be treated as a change of control thereunder. As of March 31, 1994, there were unexercised stock options to purchase 538,110 shares of Common Stock (of which 83,200 had tandem stock appreciation rights) under the 1984 Plan and unexercised stock options to purchase 3,557,000 shares of Common Stock (none of which had tandem stock appreciation rights) under the 1988 Plan. (As of March 31, 1994, 3,166,400 of the 3,557,000 options outstanding under the 1988 Plan and 313,510 of the 538,110 options outstanding under the 1984 Plan were exercisable pursuant to their normal vesting schedule.) As of March 31, 1994, the weighted average exercise price of all the outstanding stock options was approximately $23.12. On March 31, 1994, the closing price of a share of Common Stock on the New York Stock Exchange was $8.00. See the "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" table for information regarding stock options held by the Executives named in that table.

  As of March 31, 1994, 50,400 shares of Restricted Stock previously granted to the Executives may (i) become free of transfer restrictions upon their normal vesting schedule or (ii) be subject to accelerated vesting upon a termination of employment which triggers the payment of liquidated damages under the Employment Contracts, as discussed above, regardless of whether the termination occurred following a change of control as defined in the Employment Contracts. See "Beneficial Security Ownership" for information regarding Restricted Stock owned by the Executives.

  With respect to Mr. Lagow, in order to induce him to accept its offer of employment in 1992, USAir agreed, among other things, to pay Mr. Lagow $1 million in four equal installments, each installment being due and payable on the first four anniversaries of the commencement of his employment by USAir, provided Mr. Lagow remains employed by USAir. This payment was intended to compensate Mr. Lagow for stock options and restricted stock which he forfeited when he left his former employer. In the event of a change of control under his Employment Contract or wrongful termination thereunder, USAir has also agreed to pay Mr. Lagow in a lump sum any unpaid balance of this obligation.

  Notwithstanding anything to the contrary set forth in any of the Company's or USAir's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that incorporates by reference this Proxy Statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee policies with respect to compensation of the Company's executive officers are to:

    1. Attract and retain talented and experienced senior management by offering compensation that is competitive with respect to other major U.S. airlines and other U.S. companies of comparable size.

    2. Motivate senior management to provide a high-quality product to consumers with the ultimate goal of maximizing profitability and stockholder returns by offering incentive and long-term compensation that is linked to return on sales and the market value of the Common Stock.

  The Compensation Committee has played an active role in the oversight and review of all executive compensation paid to executive officers of the Company during the last fiscal year. Ordinarily, the Compensation Committee and the full Board of Directors, in consultation with the Senior Vice President--Human Resources of USAir and, if warranted, an independent compensation consultant, annually review the total compensation package (comprised of base salary, incentive compensation, and long-term incentive compensation) of the Chairman, President and Chief Executive Officer. The Compensation Committee reviews the market rate for peer-level positions of the other major domestic passenger carriers including, but not limited to, the three other airline companies included in the S&P Airline Index, which is reflected in the "Performance Graph." Based primarily on this comparison, the Compensation Committee establishes the Chief Executive Officer's base salary. Mr. Schofield does not participate in Compensation Committee or Board of Directors deliberations or decision-making regarding any aspect of his compensation.

  Correspondingly, the Compensation Committee established the compensation reported for 1993 for the Company's other executive officers, including the four officers named in the Summary Compensation Table, based upon a comparison of peer positions at the other major U.S. airlines including, but not limited to, the three other airline companies included in the S&P Airline Index, which is reflected in the "Performance Graph."

  The principal elements of the Company's compensation paid to the executive officers in the last completed fiscal year are discussed below.

  Base Salary. As part of a comprehensive program to reduce costs at USAir, the Compensation Committee reduced the salaries of the executive officers and the other officers of USAir for a fifteen month period commencing on January 1, 1992 and ending on March 29, 1993. The Compensation Committee reduced each executive's base salary in accordance with the following graduated schedule:

    . First $20,000 of salary reduced by 0%

    . Next $30,000 of salary reduced by 10%
              ($20,000 to $50,000)

    . Next $50,000 of salary reduced by 15%
              ($50,000 to $100,000)

    . Any amount of salary in excess of $100,000 reduced by 20%.

  Each of the executive officers agreed to the reductions in salary, which otherwise would have constituted grounds for the executives to have terminated their employment agreements with USAir. The amounts of salary not paid in 1992 and 1993 to Mr. Schofield and the other four executive officers named in the Summary Compensation Table are disclosed in footnote (E) to that table.

  As stated above, the Compensation Committee establishes the base salaries of the Company's executive officers primarily by reference to the salaries of officers holding comparable positions at other major U.S. airlines including, but not limited to, the three other airline companies included in the S&P Airline Index, which is reflected in the "Performance Graph." Historically, the Compensation Committee had awarded merit increases based on measuring individual performance against objectives. However, due to the Company's poor financial performance, the Compensation Committee last awarded merit increases in executive base salaries in 1989. Since 1989 the Compensation Committee had increased the salaries of executive officers solely as a result of a promotion or an increase in responsibilities. The Company commissioned an independent compensation consultant to conduct a comprehensive study of the salaries of comparable airline officers in 1992. The study disclosed that the salaries (prior to the fifteen-month reduction described above) of most officers were substantially below those of salaries for analogous positions at major competitors. Following the study, in July 1992, the Compensation Committee prospectively set the salaries of executive officers generally at the median of the comparative range adjusted by individual performance and experience, effective April 1993.

  In connection with the same review, the Compensation Committee proposed to increase Mr. Schofield's base salary (before adjustment for the fifteen-month salary reductions) from $500,000 to $590,000, effective April 1993. Because the Company has continued to sustain losses, Mr. Schofield declined to accept the increase in base salary.

  Annual Cash Incentive Compensation Program: The Compensation Committee adopted the Executive Incentive Compensation Plan effective on January 1, 1988. The plan is administered by the Compensation Committee. All officers, including executive officers, of the Company are eligible to participate in this plan.

  The Compensation Committee is authorized to grant awards under this plan only if the Company achieves for a fiscal year a two percent or greater return on sales ("ROS"). The target level of performance is four percent ROS. If the Company achieves the target performance of four percent ROS, the full target percentage (which varies depending on position) is applied against the individual's base salary for the year to determine the target bonus award (the "Target Award") for the individual.

  Target Awards for executive officers range between 30% and 50% of base salary. If the minimum level of performance of two percent ROS is achieved, 50% of the Target Award would be available for distribution. If the maximum level of performance of six percent ROS is achieved, 200% of the Target Award would be available for payment. The Compensation Committee may adjust awards made to executive officers based on individual performance; however, no award may exceed 250% of the Target Award for any individual. The Compensation Committee last approved payments to executive officers under this plan for the fiscal year ended December 31, 1988. The Company has not achieved the minimum two percent ROS in any fiscal year, and the Compensation Committee has not made any awards under the plan, since then.

Long-Term Incentive Programs

  Stock Options: The executive officers of the Company participate in the Company's 1984 Stock Option and Stock Appreciation Rights Plan (the "1984 Plan") and 1988 Stock Incentive Plan (the "1988 Plan", and together with the 1984 Plan, the "Plans") which are both administered by the Compensation Committee. The Compensation Committee is authorized to grant options under these Plans only at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. During 1993, the Compensation Committee did not grant any options from either of the Plans to the executive officers.

  The Compensation Committee determines the size of any option grant under the Plans based upon (i) the Compensation Committee's perceived value of the grant to motivate and retain the individual executive, (ii) a comparison of long-term incentive practices within the commercial airline industry, (iii) a comparison of awards provided to peer executives within the Company and (iv) the number of outstanding options held by the grantee and the exercise prices of these options. Although the Compensation Committee supports and encourages stock ownership in the Company by executive officers, it has not promulgated any standards regarding levels of ownership by executive officers.

  Pursuant to the reductions in the executive officers' salaries discussed above, in 1992 the Compensation Committee granted these persons non-qualified stock options to purchase 50 shares of Common Stock at $15 per share for each $1,000 of salary foregone during the wage reduction program, as is the case for each USAir employee whose pay was reduced pursuant to the program.

  Restricted Stock. The Compensation Committee did not award any Restricted Stock under the 1988 Plan during 1993. (Grants of Restricted Stock are not authorized under the 1984 Plan). From 1988-1990, the Compensation Committee granted Restricted Stock to a total of nine executive officers, some of whom are no longer employed by USAir.

  During 1993, restrictions on disposition expired on a total of 23,200 shares of Restricted Stock held by Mr. Schofield, which shares were originally granted between 1988 and 1990. Restrictions on disposition also lapsed during 1993 on a total of 10,900 shares of Restricted Stock held by Messrs. Salizzoni, Lloyd and Schwab, which shares were originally granted between 1988 and 1990.

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) provides that companies will not be entitled to a tax deduction for certain compensation paid to any executive officer to the extent that the compensation exceeds $1 million in a taxable year. The Compensation Committee is studying Section 162(m) and the proposed rules thereunder and is in the process of determining whether to recommend that the Company take the necessary measures to conform its compensation to Section 162(m)

  The Compensation Committee will continue to review all compensation and benefit matters presented to it and will act based upon the best information available in the best interests of the Company, its stockholders and employees.

    Mathias J. DeVito, Chairman           Roger P. Maynard
    George J. W. Goodman                  John G. Medlin, Jr.
    John W. Harris                        Raymond W. Smith

                               PERFORMANCE GRAPH





  The preceding graph compares the performance of the Company's Common Stock during the period January 1, 1989 to December 31, 1993 with the S&P 500 Index and the S&P Airline Index. The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Airline Index at closing prices on December 31, 1988. The stock price performance shown on the graph above is not necessarily indicative of future price performance. The S&P Airline Index consists of AMR Corporation, Delta Air Lines, Inc., UAL Corporation and the Company.

                       SELECTION OF AUDITORS (ITEM NO. 2)

  The Board of Directors of the Company has named KPMG Peat Marwick as independent public accountants to examine the financial statements of the Company for fiscal year 1994, subject to ratification and approval by the stockholders. KPMG Peat Marwick acted in the same capacity during the past year. A representative from that firm is expected to be present at the annual meeting of stockholders and will be afforded an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

  Fees for KPMG Peat Marwick's 1993 services will amount to approximately $973,800, including $517,500 for the examination of financial statements and issuance of reports in compliance with debt or other agreements relating to annual audited financial statements and $456,300 for limited reviews of interim financial statements, consultation and assistance on accounting, tax, and related matters, services performed in connection with preparation of registration statements and examination of financial statements of employee benefit plans.

REVERSION OF CERTAIN SHARES OF COMMON STOCK AUTHORIZED AND RESERVED UNDER CERTAIN EMPLOYEE BENEFIT PLANS TO AUTHORIZED, UNISSUED AND UNRESERVED COMMON STOCK (ITEM 3)

  Under the Company's 1992 Stock Option Plan (the "1992 Plan") and 1981 Employee Stock Purchase Plan, as amended (the "ESPP"), as of March 31, 1994, approximately 3,097,000 and 3,342 shares of Common Stock, respectively, remain authorized and reserved for issuance to employees. The Company does not intend to grant options to purchase, or issue, any additional shares of Common Stock under the 1992 Plan (except for minor grants of options to certain employees who have not participated to date in the temporary salary and wage reductions described below) and the ESPP and seeks stockholder authorization for reversion of any reserved shares not underlying granted options to the status of authorized, unissued and unreserved Common Stock. The 1992 Plan and the ESPP do not provide for the automatic reversion of shares authorized and reserved for issuance thereunder to the status of authorized, unissued and unreserved Common Stock under these circumstances. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

  The 1992 Plan was presented to, and approved by, the Company's stockholders at the Company's 1992 annual meeting of stockholders. At that time, 8,125,000 shares of Common Stock were authorized and reserved for issuance under the 1992 Plan. Issuances of options to purchase Common Stock under the 1992 Plan are restricted to the purpose of compensating USAir employees for certain temporary salary and wage reductions implemented by USAir in 1992-1994. Under the 1992 Plan, the Company granted options to purchase Common Stock at $15 per share to employees whose salaries or wages were reduced, at the rate of 50 options for each $1,000 of salary or wage forgone. Options generally became or will become exercisable on the first anniversary of their grant. As of March 31, 1994, the Company had granted options to purchase approximately 5,028,000 shares of Common Stock under the 1992 Plan. The Company did not grant options to purchase all of the 8,125,000 shares of Common Stock authorized for issuance under the 1992 Plan because certain of the labor cost savings sought by USAir were obtained through changes in productivity and other measures.

  The ESPP was presented to, and approved by, the Company's stockholders at the 1981 annual meeting of stockholders. At that time, 700,000 shares of Common Stock were approved for issuance thereunder. The Company's stockholders subsequently approved amendments to the ESPP at the 1986 annual meeting and at the 1988 annual meeting to authorize an additional 700,000 and 2,500,000 shares, respectively, for issuance thereunder. The primary purposes of the ESPP were to attract qualified persons to join USAir as employees and to align more closely the interests of stockholders and employees by providing employees with the opportunity to purchase Common Stock at a small discount from the market price without paying a brokerage commission. In addition, the net proceeds of the sales of Common Stock under the ESPP were added to the Company's working capital. As of March 31, 1994, 3,896,658 shares of Common Stock had been issued to employees under the ESPP and only 3,342 shares of Common Stock remained available for issuance thereunder. The Company has not conducted an offering under the ESPP since 1992 and has no intention to effect any additional offerings. Since 1988, when the ESPP was last amended, USAir has established an employee stock ownership plan, the Company has granted a substantial number of options under the 1992 Plan as described above and employees have been given the opportunity to purchase Common Stock through an investment fund available under certain defined contribution pension plans.

  As of March 31, 1994, the Company had 150 million shares of Common Stock authorized under its restated certificate of incorporation, as amended (the "Charter"). At the same date, 59,412,312 shares of Common Stock were outstanding (exclusive of 1,667,376 shares held in treasury), approximately

52,616,244 shares were reserved for issuance on conversion of outstanding convertible securities and pursuant to various employee benefit plans (including the 1992 Plan and the ESPP) and approximately 37,971,444 shares were authorized, unissued and unreserved. If the stockholders approve this proposal, the number of authorized shares of Common Stock that are unissued and unreserved will increase by approximately 3,100,000, depending on the number of additional options that may be granted under the 1992 Plan, which the Company expects would be insignificant. The Board of Directors could issue the additional unissued and unreserved shares at its discretion for such purposes as raising additional capital, establishing other employee benefit plans or acquiring assets, although it has no current plans to do so. IT SHOULD BE EMPHASIZED THAT THE PROPOSAL DOES NOT HAVE THE EFFECT OF AMENDING THE CHARTER TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK. The Company's stockholders most recently approved an increase in the authorized number of shares of Common Stock at the 1993 annual meeting.

  FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THIS PROPOSAL (ITEM NO. 3).

                             STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL RELATING TO "TERM LIMITATION" ON DIRECTORS (ITEM NO. 4)

  Mrs. Evelyn Y. Davis, The Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who owns 250 shares of the Common Stock, has advised the Company of her intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or represented by proxy and entitled to vote at the annual meeting.

  "RESOLVED: That the stockholders of USAir Group recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

SUPPORTING STATEMENT OF THE PROPONENT

  "The President of the U.S.A. has a term limit, so do Governors of many states.

  "Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

  "No director should be able to feel that his or her directorship is until retirement.

  "Last year the owners of 2,289,509 shares, representing approximately 4.9% of the shares voting, voted for this proposal.

  "If you AGREE, please mark your proxy FOR this resolution."

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company believes that approval of the stockholder resolution would not be in the best interests of the Company and its stockholders and urges stockholders to vote against the resolution.

  The Nominating Committee of the Board of Directors, which is composed entirely of independent directors, reviews and recommends director nominees for consideration by the full Board of Directors. The Board of Directors, in turn, recommends for stockholder consideration and approval a slate of director nominees who are selected because of their experience, diversity and their contribution to the Company. The stockholders vote on the slate of nominees annually and are free to withhold their vote for any nominees or, if they choose, for the entire slate. In light of this process of annual selection and stockholder approval, the Company believes that a restriction on the number of years of Board of Directors service is unnecessary. The Company also believes that Board of Directors continuity and experience are of significant value in guiding the affairs of the Company, and this value should not be impaired by an arbitrary limit on a Director's service.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 4).

STOCKHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING (ITEM NO. 5)

  The New York City Police Pension Fund, One Centre Street, New York, New York 10007-2341, which owns 8,600 shares of the Company's Common Stock, has advised the Company of its intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or represented by proxy and entitled to vote at the annual meeting.

  "RESOLVED, that the shareholders of the Company request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Company."

SUPPORTING STATEMENT OF THE PROPONENT

  "The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

  "Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

  "Strong support was shown at the last annual meeting when 36.8% of the votes (excluding abstentions) were cast in favor of this proposal.

  "It is our belief that shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

  "This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Company to have access to the vote of its shareholders without their specific consent.

  "Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

  "We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

  "We hope that you would agree to vote FOR this proposal."

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Board of Directors believes that approval of the stockholder resolution would limit the Company's ability to communicate with its stockholders and urges stockholders to vote against the resolution.

  For more than twenty years the Company has used an independent tabulator and inspector of election and has no plans to discontinue this practice. The proponent's resolution would have no effect on the Company's practice in this regard. However, the Company is opposed to a requirement that balloting be confidential.

  In recent years the SEC has amended its proxy rules to improve communications between corporations and beneficial owners. Confidential voting is inconsistent with open communications. In the interest of promoting an open dialogue with its stockholders, the Company believes it should be able to communicate with its stockholders as permitted under the proxy rules without the impediments that confidential voting would impose. The proponent acknowledges that the Company has not coerced its stockholders and that it complies with current Federal and state proxy regulations in its communications with stockholders.

  The Company also believes that cutting off its access to voting results would interfere with the vote gathering and tabulation process. The Company is responsible for, among other things, soliciting votes to obtain a quorum, pursuing proxies that are missing in the mails and helping to resolve voting ambiguities. Currently, more than 95% of the Common Stock is held in the names of nominees. The tabulating process has become increasingly cumbersome as ownership has been layered through the use of depositories, nominees and "street names." The addition of a further layer of secrecy would, in the Company's view, only make the process more cumbersome and costly. To the extent the Company cannot participate and clarify voting ambiguities, shares may not be voted and stockholders may be disenfranchised.

  In summary, the Company believes that confidential voting would impair stockholder communications and would not serve any useful purpose.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 5).

STOCKHOLDER PROPOSAL RELATING TO AIRFARE DISCOUNTS (ITEM NO. 6)

  Mr. Franz Wenger, Punta Gorda, Florida, who owns 400 shares of the Common Stock, has advised the Company of his intention to introduce the following resolution of the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or represented by proxy and entitled to vote at the annual meeting.

  "RESOLVED: The shareholders of the Company request the Board of Directors to implement a policy requiring USAir to issue upon request to (qualified stockholders) an identification card which entitles them to travel on USAir at discounts matching those of its most privileged employees and/or directors. A "qualified stockowner" is a stockholder who must have owned at least 200 shares of Common Stock for a period of 2 years.

SUPPORTING STATEMENT OF THE PROPONENT

  "Over the past several years, the owners of USAir have seen the value of their Company and of their investment drop dramatically. This decline in value has particularly hurt long term shareholders who had faith in USAir management and trusted management forcasts and predictions.

  "In sharp contrast with losses suffered by longterm shareholders, employees and in particular management personnel and executives have done rather well, with the latter group enjoying elaborate perks and excessive compensation.

  "Under these circumstances, it is only fair that the owners of the Company demand the same travel privileges on USAir as those enjoyed by their employees.

  "Institution of a program of travel privileges for shareholders and issuing of appropriate IDs is a small administrative effort due to the existing data base and because the number of shareholders is relatively small (less than half the number of employees). The number of qualified shareholders is still smaller and with the qualifier (200 shares-2 years holding) purchase of shares merely to obtain travel privileges will be precluded.

  "If you agree with my proposal, mark your proxy for my resolution."

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company believes that approval of the stockholder resolution would be financially detrimental to the Company and urges stockholders to vote against the resolution.

  The domestic airline industry, including the Company, has sustained substantial losses in recent years. Discounted airfares, which have prevailed in the industry, have played a significant role in contributing to those losses. USAir closely monitors its pricing policies to ensure that it is competitive and decides to offer discounted fares only after consideration of many factors, including the projected effect of the discounts on the financial position of the Company, the anticipated response of consumers, competitors and related markets and USAir's overall marketing strategy. The Company does not believe that the dilutive effect on yield (or revenue per revenue passenger mile) resulting from the proposed airfare discounts would be in the best interests of the Company and its stockholders generally.

  Moreover, contrary to the proponent's statements, the Company believes that implementation of the proposal would involve substantial administrative costs and burdens. With respect to recordholders of shares of the Common Stock, the Company believes the proposal would require it or its transfer agent to construct a separate database of "qualified stockowners." With respect to persons who hold their shares of Common Stock in "street name" or through a nominee, determination of whether a beneficial holder is a "qualified stockowner" would be difficult and costly. In addition, if certain "qualified stockowners" who were beneficial holders wanted to preserve their anonymity, it might be necessary for the Company to issue "bearer" identification cards to those persons. A market in these cards could develop with the result that "qualified stockowners" would not necessarily be the beneficiaries of the discounts. In cases where the "qualified stockholder" is an institutional holder, the Company would need to establish policies to determine which individuals would be entitled to the discounts. In any event, the Company would want to develop identification cards that were of a design and material that would be difficult to counterfeit. In a time of tight budgetary constraints, the Company believes that it can ill-afford to implement the bureaucracy that would be necessary to administer the rules and procedures that would be applicable to a stockholder airfare discount program.

ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 6)

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

  The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

                     COST AND METHOD OF PROXY SOLICITATION

  Proxies will be solicited by mail. The expense of such solicitation will be borne by the Company. Directors, officers, or regular employees of the Company and USAir may solicit proxies by telephone or in person. The cost of such solicitation will be nominal. In addition, D.F. King & Co., Inc. has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee not to exceed $17,500 for its services.

      DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Stockholder proposals, in order to be timely submitted for inclusion in the Company's proxy materials for the 1995 annual meeting of stockholders, must be received at the Company's principal executive offices by February 16, 1995.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  This Proxy Statement incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 all subsequent Quarterly Reports on Form 10-Q filed before the date of the meeting and Appendices I through IX to the Company's Proxy Statement dated April 26, 1993.

  Any statement contained in a document incorporated by reference in this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document which is also incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any statements so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any and all the information that has been incorporated by reference in the Proxy Statement (not including the exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that the Proxy Statement incorporates). Written requests should be addressed to the Manager-- Investor Relations of USAir Group, Inc., USAir Group, Inc., 2345 Crystal Drive, Arlington, Virginia 22227. Oral request may be made by telephone to the following number: (703) 418-5305.

                                          By Order of the Board of Directors,

                                                  James T. Lloyd
                                                     Secretary

June 15, 1994

                                                                      PROXY 1994

                               USAIR GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned holder of Common Stock, Series A Cumulative Convertible Preferred Stock, Series F Cumulative Convertible Senior Preferred Stock or Series T Cumulative Convertible Exchangeable Senior Preferred Stock of USAir Group, Inc. hereby appoints SETH E. SCHOFIELD, JAMES T. LLOYD and FRANK L. SALIZZONI, or each of them, each with power of substitution, as proxies of the undersigned to attend the annual meeting of stockholders of said corporation to be held on July 27, 1994 at Arlington, Virginia, or any adjournment or adjournments thereof, to vote upon the proposals described in the proxy statement furnished herewith, and upon the transaction of such other business as may properly come before the meeting, hereby revoking all proxies heretofore given.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6 AS SET FORTH ON THE REVERSE SIDE.

            (CONTINUED AND TO BE SIGNED, DATED AND VOTED ON REVERSE)

                                                   Please mark
                                                   your votes
                                                     as this
                                                      [X]

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3

Item 1--Election of 16 nominees for director: Messrs. Buffett, Colodny, DeVito, Goodman, Harris, Horrigan, LeBuhn, Marshall, Maynard, Medlin, Munger, Salizzoni, Schofield, Smith, Stevens and Mrs. Merriman

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT PERSON'S NAME ABOVE.)

For          Withhold
[ ]            [ ]

Item 2--Ratification of independent auditors.

For  Against Abstain
[ ]    [ ]     [ ]

Item 3--Reversion of certain shares of Common Stock reserved under certain em-ployee benefit plans to the status of unreserved shares.

For  Against Abstain

[ ]    [ ]     [ ]



       THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4, 5 AND 6

Item 4--Consideration of the stockholder resolution regarding Director term limitation.

For  Against Abstain

[ ]    [ ]     [ ]



Item 5--Consideration of the stockholder resolution regarding confidential voting.

For  Against Abstain

[ ]    [ ]     [ ]



Item 6--Consideration of the stockholder resolution regarding airfare discounts.

For  Against Abstain

[ ]    [ ]     [ ]




Signature(s) _______________________________   Date ___________________________
NOTE: Please sign, date and return this proxy promptly in the enclosed envelope which requires no postage if mailed in the United States. Please sign exactly as name appears. For joint account, each owner should sign.

                                                                     PROXY 1994

                               USAIR GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        VOTING INSTRUCTIONS TO TRUSTEE

USAir, Inc. Employee               Trustee: State Street Bank and Trust Company
Stock Ownership Plan

As a participant in the USAir, Inc. Employee Stock Ownership Plan (the "ESOP"), I hereby direct State Street Bank and Trust Company as Trustee to vote as indicated herein, upon the proposals described in the proxy statement dated June 15, 1994, at the annual meeting of stockholders of USAir Group, Inc. to be held on July 27, 1994, at Arlington, Virginia, or at any adjournment or adjournments thereof. The Trustee shall exercise its discretion with regard to such other business as may properly come before the meeting. This direction applies to the shares allocated to my account in the ESOP as well as to a proportion of shares in the ESOP which have not yet been allocated to Participants and any allocated shares for which Participant directions have not been received. IF A PROPERLY SIGNED AND DATED CARD IS RETURNED WITHOUT DIRECTIONS, THIS WILL BE CONSIDERED A DIRECTION TO THE TRUSTEE TO VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6 AS SET FORTH ON THE REVERSE SIDE.


                        VOTING INSTRUCTIONS TO TRUSTEES

USAir, Inc. 401(k) Savings Plan    Trustee: Fidelity Management Trust Company
USAir, Inc. Employee Savings Plan  Trustee: Fidelity Management Trust Company

As a participant in the USAir, Inc. 401(k) Savings Plan (the "Savings Plan") and/or the USAir, Inc. Employee Savings Plan (the "Employee Savings Plan") I hereby direct Fidelity Management Trust Company as Trustee of the USAir Group Common Stock Fund in the Savings Plan and the Employee Savings Plan to vote as indicated herein upon the proposals described in the proxy statement dated June 15, 1994, at the annual meeting of stockholders of USAir Group, Inc. to be held on July 27, 1994, at Arlington, Virginia, or at any adjournment or adjournments thereof.

          (CONTINUED AND TO BE SIGNED, DATED AND VOTED ON REVERSE)

                                                   Please mark
                                                   your votes
                                                     as this
                                                      [X]

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3

Item 1--Election of 16 nominees for director: Messrs. Buffett, Colodny, DeVito, Goodman, Harris, Horrigan, LeBuhn, Marshall, Maynard, Medlin, Munger, Salizzoni, Schofield, Smith, Stevens and Mrs. Merriman

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT PERSON'S NAME ABOVE.)

For          Withhold
[ ]            [ ]

Item 2--Ratification of independent auditors.

For  Against Abstain
[ ]    [ ]     [ ]

Item 3--Reversion of certain shares of Common Stock reserved under certain em-ployee benefit plans to the status of unreserved shares.

For  Against Abstain

[ ]    [ ]     [ ]



       THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4, 5 AND 6

Item 4--Consideration of the stockholder resolution regarding Director term limitation.

For  Against Abstain

[ ]    [ ]     [ ]



Item 5--Consideration of the stockholder resolution regarding confidential voting.

For  Against Abstain

[ ]    [ ]     [ ]



Item 6--Consideration of the stockholder resolution regarding airfare discounts.

For  Against Abstain

[ ]    [ ]     [ ]




Signature(s) _______________________________   Date ___________________________
NOTE: Please sign, date and return this proxy promptly in the enclosed envelope which requires no postage if mailed in the United States. Please sign exactly as name appears. For joint account, each owner should sign.